Exhibit 10.35

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of October 1, 2005 (the “Effective Date”) by and between Public Media Works, Inc., a Delaware corporation (the “Company”), and Thomas A. Szabo (the “Consultant”).

A. The Company desires to retain the services of the Consultant from the Effective Date.

B. The Consultant is willing to be retained by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Services. The Consultant shall perform the services set forth in Exhibit A attached hereto (the “Services”). The Consultant shall report to the Board of Directors (the “Board”) of the Company.

2. Terms of Engagement.

2.1 Independent Contractor. The parties hereto understand and agree that the Consultant is an independent contractor and not an employee of the Company. The Consultant will not be eligible for any employee benefits, and the Company will not make deductions from the Consultant’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on the Consultant due to activities performed hereunder will be the sole responsibility of the Consultant.

2.2 Term of Service. This Agreement shall continue for a period from the Effective Date until September 30, 2006; provided that the Consultant may terminate the Agreement upon 30 days prior written notice to the Company.

2.3 Termination. Company may terminate this Agreement by reason of the Consultant’s (i) dishonesty or fraud in the performance of his duties hereunder, (ii) gross negligence in the performance of his duties hereunder, (iii) material breach of this Agreement, (iv) intentional engagement in acts seriously detrimental to the Company’s operations, (v) conviction of a felony involving moral turpitude, or (vi) failure to comply with any lawful orders or directions of the Board that are not incompatible with his position with the Company or manifestly unreasonable or unethical, provided that the Board delivers to Consultant a written notification specifying in sufficient detail such order or direction and the Consultant has thirty (30) days within which to comply with such order or direction (or such reasonably shorter period of time if such ordered or directed task by its nature requires completion in less than thirty (30) days)).

2.4 Termination of Consultant. Upon termination of the Agreement, the Company shall pay the Consultant all accrued and unpaid fees due under Section 3.1 and any appropriate business expenses incurred by the Consultant in connection with the Services provided hereunder, all to the extent unpaid or un-reimbursed on the date of termination.

3. Compensation and Expenses.

3.1 Compensation. In consideration of the Services provided pursuant to this Agreement, Consultant shall be paid a fee of $10,000 per month, payable monthly.

3.2 Expense Reimbursement. The Company agrees to reimburse the Consultant for all reasonable, ordinary and necessary out-of-pocket expenses incurred by the Consultant in conjunction with his services to the Company. The Company will reimburse such expenses after Consultant has provided to the Company, in form and substance reasonably satisfactory to the Company, appropriate documentation evidencing such expenses.

3.3 Equity Compensation. As of the Effective Date, the Consultant shall receive 1,000,000 options to purchase shares of Company common stock pursuant to the terms of the Option Agreement of even date herewith.

3.4 Sole Compensation. The compensation set forth in this Section 3 shall be the sole compensation to the Consultant for providing the services under this Agreement.

4. Non-competition. During the term of this Agreement, the Consultant shall not, directly or indirectly, either as an Consultant, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage, participate in or perform services for any business that is in competition with the business of the Company.

5. Proprietary Information. The Consultant shall as of the Effective Date execute and deliver to the Company the Company Confidential Information and Inventions Agreement.

6. Indemnification. The Consultant agrees to defend, indemnify and hold harmless the Company and its directors, officers, agents and employees from and against all claims, losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees and costs of litigation regardless of outcome) which result from any breach or alleged breach by the Consultant of any provision contained in this Agreement or any failure or alleged failure by the Consultant to perform the services required under this Agreement. Consultant shall be entitled to all rights to indemnification as an agent of the Company as provided under the laws of the State of Delaware, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, and the Company’s insurance policies.

7. Miscellaneous.

7.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

7.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Consultant contained in the records of the Company at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 7.2.

7.3 Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that as the Company has specifically contracted for the services to be provided by the Consultant hereunder, the Consultant may not assign or delegate the Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.

7.4 Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

7.6 Injunctive Relief; Consent to Jurisdiction. The Consultant acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the Consultant’s obligations under this Agreement. The Consultant therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The Consultant hereby submits to the jurisdiction and venue in the federal district court for the Southern District of California and in the courts of the State of California in San Diego County, California. The Consultant further agrees that service upon the Consultant in any such action or proceeding may be made by first class mail, certified or registered, to the Consultant’s address as last appearing on the records of the Company.

7.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

7.8 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

7.9 Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

PUBLIC MEDIA WORKS, INC.

By:	/s/ GEORGE MAINAS
George Mainas, Chief Executive Officer

CONSULTANT

/s/ THOMAS A. SZABO
Thomas A. Szabo

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